Exhibit 10.38

*	Confidential Treatment Requested Under
17 C.F.R. §§ 200.80(b)(4),
200.83 and 240.24b-2

JOINT VENTURE AGREEMENT

THIS JOINT VENTURE AGREEMENT (hereinafter referred to as the “Agreement”), made and entered into this 30th day of April 2002, by and between:

1.             RESAL Saudi Corp., a sole proprietorship organized under the laws of the Kingdom of Saudi Arabia with commercial registration no. 1010040184, owned by Mr. Ghassan Alamdar and having an office at Al-Rosais Commercial Center, Olaya Main Road, Riyadh 11482, Kingdom of Saudi Arabia (hereinafter referred to as “RESAL”); and

2.             SUREBEAM Corporation, a corporation organized and existing under the laws of the state of Delaware in the United States of America, having an office at 3033 Science Park Road, San Diego, California 92121, USA (hereinafter referred to as “SUREBEAM”).

WITNESSETH THAT:

WHEREAS, RESAL is experienced in the business of construction and in investments within the Kingdom of Saudi Arabia and the Middle East region;

WHEREAS, SUREBEAM is engaged in the business of designing, manufacturing, selling, installing, operating and servicing food irradiation or pasteurization systems, including electron beam and x-ray equipment and systems; and

WHEREAS, RESAL and SUREBEAM intend to cooperate in the field of irradiation and electronic pasteurization of food products by establishing a Company in the Kingdom of Saudi Arabia which shall engage in the business of proving irradiation and electronic pasteurization of food products and animal hides and flowers using SUREBEAM’s patented electron beam and x-ray technology on an exclusive basis in the Kingdom of Saudi Arabia and other specified countries in the Middle East as more fully set forth below,

NOW, THEREFORE, in consideration of the covenants contained herein, the parties hereto agree as follows:

1.     Interpretation

1.1                                 Whenever used herein and written in initial capital letters, the following terms shall have the meanings respectively defined:

“Affiliate” shall mean, in relation to either party, any entity which Controls or, is directly or indirectly Controlled by or under common Control with, such Party.

“Approved Accounting Firm” shall mean the Saudi Arabian accounting firms affiliated with one of the four (4) following international accounting firms, namely Deloitte & Touche, Ernst & Young, KPMG, and Price Waterhouse Coopers, or the legal successors of any of the foregoing;

“Business” shall mean the operation of the Equipment and other SUREBEAM irradiation and electronic pasteurization equipment, for the treatment of food products, animal hides and flowers only;

“Control” means in relation to any person (the “First Person”) the power of another person to secure: (a) by means of the holding of shares or other ownership interests or the exercise of voting rights in or in relation to the First Person or any other person; or (b) by virtue of any powers conferred by the constitutive documents of the First Person or any other person that the affairs of the First Person are conducted in accordance with the wishes or directions of that other person, and the expressions “Controls” or “Controlled” shall be constructed accordingly;

“Company” shall mean the company in the form of a joint venture limited liability company to be established by RESAL and SUREBEAM under the laws of Saudi Arabia and the terms and conditions of this Joint Venture Agreement;

“Effective Date” shall have the meaning as described in Article 21;

“Equipment” shall mean the linear accelerator equipment and related equipment, material handling equipment, safety equipment, dosimetry system, and a real-time information and control systems manufactured and supplied by SUREBEAM;

“Expansion Countries” shall include any of the following countries: Egypt, Lebanon, Syria, Iraq, Iran, Libya, Tunisia and Algeria, subject to compliance with United States laws or regulations, including but not limited to the United States Export Administration Regulations (“EAR”) and the Commerce Control List (“CCL”);

“Intellectual Property Rights” shall mean any how known or hereafter existing (a) rights associated with works of authorship throughout the universe, including exclusive exploitation rights, copyrights, moral rights and mask works, (b) trademark and trade name rights and similar rights, (c) trade secret rights, (d) patents, designs, algorithms and other industrial property rights, (e) other intellectual and industrial property and proprietary rights of every kind and nature throughout the universe, whether arising by operation of law, by contract or license, or otherwise, and (f) all registrations, applications, renewals, extensions, combinations, divisions or reissues of the foregoing;

“Kingdom” shall mean the Kingdom of Saudi Arabia;

“Parties” shall mean RESAL, SUREBEAM and any other person that may become a party to this Agreement, and Party shall mean any of the foregoing;

“Processing Facilities” shall mean the processing facilities to be constructed by the Company in the Territory for the operation of the Business within the Territory and Processing Facility shall mean any of the foregoing;

“Territory” shall mean the Kingdom of Saudi Arabia, Kuwait, Bahrain, United Arab Emirates, Qatar, Oman, and Yemen;

“Year”, “Month”, “Week” and “Day” shall mean a calendar year, calendar week, calendar month and a calendar day of the Gregorian calendar;

1.2                                 Except where the context otherwise requires, references to statutory provisions shall be construed as references to those provisions as respectively amended or re-enacted or as their application is modified from time to time by other provisions (whether before or after the date hereof).

1.3                                 References in this Agreement to Recitals, Articles, Clauses, paragraphs, Exhibits and Schedules are to Recitals, Clauses and paragraphs in, and to Exhibits and Schedules to, this Agreement. The Recitals, Exhibits and Schedules to this Agreement shall be deemed to form part of this Agreement.

1.4                                 Headings are inserted for convenience only and shall not affect the construction of this Agreement.

1.5                                 References to the Parties and to the shareholders include their respective successors and permitted assigns.

1.6                                 References to persons shall include any individual, any form of body corporate, sole proprietorship, business, unincorporated association, firm, partnership, joint venture, consortium, association, organization, trust or any other legal entity (in each case whether or not having a separate legal personality).

1.7                                 The masculine gender shall include the feminine and neuter and the singular number shall include the plural and vice versa.

2.     Establishment and Organization of the Company

2.1                                 Subject to the terms and conditions of this Agreement, the Parties agree that they shall cooperate and use their best endeavors to cause the licensing, formation, registration, and qualification of the Company in accordance with the Articles of Association set forth as Exhibit A to this Agreement (hereinafter referred to as the “Articles of Association”) and the laws of the Kingdom of Saudi Arabia.

2.2                                 The purpose of the Company shall be to establish and operate Processing Facilities using SUREBEAM’s patented electron beam and x-ray technology in the Territory solely for the purpose of exclusively conducting the Business in the Territory, subject to the terms and conditions of this Agreement.

2.3                                 The name of the Company shall be “SureBeam Middle East, LLC” or such other name as the Parties may subsequently agree.

2.4                                 The registered office of the Company shall be in Riyadh, Kingdom of Saudi Arabia.

2.5                                 The Parties will use commercially reasonable efforts to cause the Company after its formation to lease land suitable for the Processing Facilities in Riyadh in the Kingdom of

Saudi Arabia. RESAL shall assist the Company to finalize the lease agreement and have access to important utilities and site services on terms that are as favorable as possible.

2.6                                 As soon as reasonably practicable after the execution of this Agreement, SUREBEAM shall prepare and submit an application to the Saudi Arabian General Investment Authority for an investment license.

2.7                                 As soon as possible after receipt of a foreign capital investment license, the Articles of Association shall be submitted to the Ministry of Commerce. If any changes to the Articles of Association are required by the Ministry, they shall only be amended and re-submitted to the Ministry if all of the Parties approve the changes in writing, which approval shall not be unreasonably withheld or delayed. Each Party shall cause its duly authorized representative to execute the Articles of Association, in the form agreed by the Parties and approved by the Ministry, before a Notary Public in the Kingdom and to take such further actions as necessary to form, register and qualify the Company as soon as reasonably practicable thereafter.

2.8                                 The Parties hereby agree to execute and deliver all powers of attorney, consents, and additional instruments which may reasonably be required in order to consummate the transactions stipulated above.

2.9                                 As soon as possible following the issuance of the Company’s commercial registration, the Parties shall cause the Company to enter into the following agreements:

(a)                                  A license agreement with SUREBEAM, providing for the license in the Territory of SUREBEAM’s patented electron beam and x-ray technology, and related know-how solely for the purpose of exclusively conducting the Business in the Territory, as more fully set forth in the License Agreement, attached hereto as Exhibit B and incorporated herein (“License Agreement”); and

(b)                                 A technical services agreement with SUREBEAM, providing for the terms of SUREBEAM’s ongoing support for Equipment purchased and operated by the Company in the Territory, as more fully set forth in the Technical Services Agreement, attached hereto as Exhibit C and incorporated herein (“Technical Services Agreement”).

3.     Share Capital

3.1                                 The Company shall have an initial share capital of five million Saudi Riyals (SR 5,000,000).

3.2                                 The capital shall be divided into five thousand (5,000) cash shares, each having a value of one thousand Saudi Riyals (SR 1,000).

3.3                                 The capital of the Company, expressed as cash shares, will be appropriated among the Parties as follows:

Party	Percentage	# Cash Shares	Value (SR)
Resel	80.1%	4005	4,005,000
Surebeam	19.9%	995	995,000
Total	100%	5000	5,000,000

3.4                                 Each Party shall deposit in cash the full value of its cash contribution for the cash shares apportioned to it at one of the approved banks in the Kingdom in the name of the Company, as a limited liability company under formation, promptly following the signature of the Articles of Association before a Notary Public in the Kingdom.

3.5                                 The transfer, assignment, encumbrance or other disposal of shares shall be governed by the terms and conditions of this Agreement and the Articles of Association related thereto.

3.6                                 The initial capital of the Company may be increased or decreased in accordance with the terms and conditions of this Agreement and the Articles of Association related thereto.

3.7                                 A Party may not pledge its shares (or interest) in the Company or otherwise use such shares (or interest) as security, unless it first obtains the prior written consent of all other Parties.

3.8                                 All items of income, distributions, deduction, gain, loss and credit shall be allocated to the Parties in accordance with their percentage interests in the Company, as set forth above.

4.     Financial Requirements

4.1                                 The Parties intend that the initial capital of the Company will be sufficient for its initial developmental and promotional work. The Parties acknowledge and agree, however, that additional capital contributions and financing will be necessary to develop and establish the Processing Facilities in the Territory.

4.2                                 In order to finance the costs related to the construction and establishment of the Processing Facilities in the Kingdom, the Parties agree that they shall use their best efforts to obtain for the Company equity and debt financing from the following sources: (a) increase of the capital of the company in accordance with the terms of this Agreement and the Articles of Association, (b) loans from the Saudi Industrial Development Fund, and (c) credit and other banking facilities from one or more individuals and commercial banks.

4.3                                 RESAL will seek new investors for the Company. The Parties may agree to increase the capital of the Company through issuing new shares to such new investors and/or RESAL selling part of its shares to new investors and increasing the value of all of the shares of the Company. Notwithstanding anything else to the contrary in this Agreement, SUREBEAM’s percentage interest in the Company shall never exceed nineteen and nine-tenths percent (19.9%) of the entire outstanding capital shares of the Company.

4.4                                 All banking and credit facilities, whether obtained in the Kingdom or abroad, shall be arranged in accordance with normal and sound business principles and the terms and conditions of any such facilities shall require prior written approval of the Board of Managers.

5.     Distribution of Profits; Taxes

5.1                                 The annual net profits of the Company and any retained profits from previous years shall be distributed in the following manner:

(a)                                  The Company shall set aside ten percent (10%) of its annual net profits as a statutory reserve (before distribution of profits to the shareholders) until the accumulate reserve equals one half (1/2) of the Company’s capital.

(b)                                 The balance of the profits shall be distributed to the shareholders pro rata according to the percentage of the shares owned by each shareholder, unless the shareholders unanimously resolve to establish other reserves or carry forward or retain all or a portion of the profits into the next fiscal year.

(c)                                  The Parties undertake to resolve to establish such reserves and/or carry forward or retain such profits as may be necessary to enable the Company to comply with the terms of any loan or credit facilities to which the Company is a party. Any such profits retained from previous years shall be distributed to the shareholders pro rata according to the percentage of the shares owned by each shareholder, unless:

(i)                                     the shareholders unanimously resolve to establish other reserves or carry forward or retain all or a portion of the profits into the next fiscal year; or

(ii)                                  otherwise required to enable the Company to comply with the terms of any loan or credit facilities to which the Company is a party.

5.2                                 If losses are incurred, they shall be carried over to the next fiscal year and no profits shall be distributed until the losses are fully covered.

5.3                                 Each Party shall be solely responsible for the payment of any zakat or Saudi Arabian income tax which is imposed on (i) its respective share of the Company’s profits, or (ii) its respective ownership interest in the Company. Each Party shall authorize the Company to withhold from any payments to be made to it any Saudi Arabian income tax or zakat that is due from it and to pay such amounts directly to the Department of Zakat

& Income Tax (the “DZIT”) in Saudi Arabia for the account of that party so that the Company can obtain the necessary tax clearance certificate. If at any time additional amounts are required from a Party to cover any income tax or zakat for which it is responsible that Party shall pay such amounts to the Company for payment to the DZIT so as to enable the Company to obtain its tax clearance certificate, provided however, that if there are insufficient distributions payable by the Company to a Party to cover any tax or zakat for which that Party is responsible pursuant to this paragraph 5.3, the Parties will cause the Company, to the extent permissible under the laws and regulations of Saudi Arabia and the terms of any loan or credit facilities to which the Company is a party, to pay the zakat or tax to the DZIT on that Party’s behalf and debit that Party’s account with the Company. No Party shall be entitled to reimbursement from any other Party or the Company for any income tax or zakat that it is obligated to pay.

6.     Competition

6.1                                 Subject to Article 6.2 below, each of the Parties hereby covenants to the other Parties hereto that neither such party nor any Affiliate thereof shall, directly or indirectly engage in, own, manage, Control or participate in the ownership, management or Control of, provide financing or other financial or other assistance to, or otherwise affiliate or associate (as a consultant, independent contractor or otherwise) with, any person, corporation, partnership, limited liability company, proprietorship, firm, association, or other business entity (foreign or domestic) that engages in the Business in the Territory. Notwithstanding the previous sentence, nothing in this Agreement shall prevent or otherwise restrict any Party from engaging in the business of irradiation in the Territory not involving the treatment of food, animal hides and flowers products.

6.2                                 The Parties expressly agree that if the Company fails to complete the building and start the operation of three (3) plants within the Territory within five (5) years from the date of issuance of the Commercial Registration, then SUREBEAM shall have the right to, directly or indirectly engage in, own, manage, Control or participate in the ownership, management or Control of, provide financing or other financial or other assistance to, or otherwise affiliate or associate (as a consultant, independent contractor or otherwise) with, any person, corporation, partnership, limited liability company, proprietorship, firm, association, or other business entity (foreign or domestic) that engages in the Business in the Territory.

7.     Sale or Transfer of Shares

7.1                                 Subject to obtaining SUREBEAM’s prior written approval, which shall not be unreasonably withheld, RESAL shall be entitled to transfer its shares in the Company to new investors until such time the Company opens its first Processing Facility in the Kingdom. Without prejudice to the foregoing, no shareholder shall be entitled to transfer all or part of its interest in the Company, whether with or without consideration, either to another shareholder or to a third party, except after complying with the pre-requisites detailed in the following paragraphs of this Article 7:

(a)                                  A shareholder may after giving prior written notice to each other Party and satisfying the following conditions, transfer all or part of its shares to an Affiliate, provided that the transferring Party provides a guarantee of the contractual obligations of the Affiliate under this Agreement in the form attached hereto as Exhibit E and the Affiliate agrees to be bound by all terms and conditions of this Agreement by executing a deed of adherence in the form attached hereto as Exhibit D.

(b)                                 A shareholder wishing to transfer part or all of its shares to a party other than an Affiliate pursuant to Article 7.1(a) above shall notify the other shareholder(s) of this in writing, through the Chairman of the Board of Managers, mentioning the name of the purchaser and (for information purposes only) the offer price and terms of transfer. The Chairman shall forthwith notify the other shareholder(s) and the following shall apply:

(i)                                     Each other shareholder shall have a pre-emptive right to purchase the shares to be sold, which right shall be exercisable at the value specified in sub-paragraph (b)(ii) of this Article, provided that such right is exercised within forty five (45) days from the date of receipt of the Chairman’s notification referred to above. Each shareholder wishing to exercise this pre-emptive right must offer to purchase all of the shares to be sold. However, if this right is exercised by more than one shareholder, the shares shall be divided pro-rata in proportion to the level of equity held by each shareholder at the date of redemption.

(ii)                                  The shareholders hereby agree that the value of shares over which the pre-emptive right is to be exercised shall be the actual value, which actual value the shareholders from now agree shall be calculated on the basis of the fair market value of the shareholding which is being sold, determined in accordance with Article 16 hereof.

(iii)                               Should the said forty five (45) day interval elapse and no shareholder has exercised its right of pre-emption, the shareholder wishing to transfer shall transfer those shares not taken up by the other shareholder(s), provided that the transfer is completed within one hundred eighty (180) day starting from the day following the end of the aforesaid forty five (45) day interval given to the shareholders pursuant to subparagraph (b)(i) of this Article, and further provided the sale is made to the same party and on the same price and terms and conditions mentioned in the notification.

(iv)                              Irrespective of the foregoing, neither SUREBEAM nor RESAL shall transfer its shares in the Company to a third party if such transfer causes its shareholding in the Company to become less than [...***...] in the case of SUREBEAM or [...***...] percent in the case of RESAL.

* Confidential Treatment Requested

(c)                                  All transfers shall be subject to obtaining any approvals required from the competent authorities and to the execution by the transferee of a deed of adherence to this Agreement in the form attached hereto as Exhibit D.

7.2                                 Without prejudice to the provisions of Article 7.1(b) above, if the holders of the majority of the then outstanding shares (the “Majority Sellers”) receive an outside offer from any third party to purchase their shares in the Company and the Majority Sellers intend to accept such offer they shall promptly give the other shareholders (individually referred to as a “Minority Seller” and collectively as the “Minority Sellers”) written notice accordingly (an “Outside Offer Notice”) setting out the full name and address of the proposed purchaser and the terms and conditions of the proposed offer. Each of the Minority Sellers shall be entitled at any time within forty five (45) days after receipt of an Outside Offer Notice to serve a notice on the Majority Sellers (a “Take Along Notice”) requiring the Majority Sellers to procure the purchase by, or transfer to, the third party purchaser or transferee of all of the shares in the Company held by the Minority Seller or Sellers, as the case may be. If the Majority Sellers cannot procure the purchase by the third party purchaser of all of the shares held by the Minority Seller or Sellers, the Majority Sellers shall themselves purchase, or arrange for the purchase of, such shares. In either case, the purchase of the shares held by the Minority Sellers shall be effected on the same terms and conditions as are specified in the Outside Offer Notice, except that the price payable for the Minority Sellers’ shares shall be the greater of (a) the fair market value (as determined pursuant to Article 16), (b) the par value, (c) the book value (as determined according to Article 17.6) of such shares, or (d) or the price stated in the Outside Offer Notice. A Take Along Notice shall have no effect if the acquisition by the third party of shares from the Majority Sellers is not completed.

7.3                                 The Parties shall take such action as may reasonably be required to give effect to any transfer of shares permitted or required pursuant to this Article 7. If a Party that is entitled or required to acquire shares pursuant to this Article 7 would, as a result of such acquisition, become the only shareholder in the Company, such Party shall have the right to designate a third party to acquire a portion of the shares which such Party is entitled or required to acquire.

8.     Shareholder’s Meetings

8.1                                 The shareholders shall act through general meetings and resolutions duly held and adopted in accordance with the terms and conditions of the Articles of Association.

8.2                                 A resolution adopted with the affirmative unanimous vote of all shareholders is required to authorize any of the following major business decisions:

(a)                                  any change in the nationality of the Company;

(b)                                 any increase in the financial burdens of the shareholders;

(c)                                  any amendment of the Articles of Association, including without limitation any change in the capital or objects of the Company;

(d)                                 acquisition or disposition of shares or partnership interests in other companies or partnerships;

(e)                                  declaration of less than all the profits of the Company as dividends and establishment of reserves out of earnings (including capitalization or disposition of such reserves);

(f)                                    sale or other disposition of all or a substantial part of the Company’s business;

(g)                                 acquisition or disposition of real estate assets; or

(h)                                 the dissolution of the Company; and

(i)                                     a decision on any of the matters referred to in Article 9.2 if the Board of Managers fails to issue a decision by the requisite majority.

8.3                                 The Shareholders shall appoint the Company’s auditor who shall be an Approved Accounting Firm through a resolution to be approved with a majority representing Shareholders holding fifty one (51%) of the Company’s capital.

8.4                                 The resolutions of the Meeting of Shareholders shall be laid down in writing in the Arabic and English languages. Meetings of the Shareholders shall be conducted in the English language.

9.     Board of Managers

9.1                                 Except in relation to those matters referred to the shareholders, the Company shall be managed by a Board of Managers appointed as provided in the Articles of Association. The Board of Managers shall have full authority to act on behalf of the Company as provided in the Articles of Association. The Board of Managers shall consist of four (4) members appointed as provided in the Articles of Association. In connection with any change of shareholding, the Parties agree to amend the Articles of Association in accordance with the following rules. Each Shareholder shall have the right to appoint one member for each twenty-five percent (25%) block of shares held by that Shareholder, except that SUREBEAM and RESAL shall each have the right to appoint one member of the Board of Managers as long as its shareholding in the Company is not less than ten (10%) in the case of SUREBEAM or fifteen (15%) percent in the case of RESAL. Shareholders holding less than twenty-five percent (25%) or a percentage that is not divisible by twenty-five percent (25%) may agree to combine their shareholdings (or parts of shareholdings), and if such aggregate sum of their shareholding in twenty-five percent (25%) or greater such Shareholders may jointly appoint a member of the Board, provided that no Shareholder’s shareholding shall be counted twice for this purpose.

9.2                                 The Board of Managers shall adopt its resolutions with the affirmative vote of the majority of the members being present, provided, however, that the following matters shall be subject to the affirmative unanimous vote of the members of the Board.

(a)                                  entering into any purchase, service or other contract or commitment with an obligation in any one year of more than two hundred fifty thousand Saudi Riyals (SR 250,000) or having a term of more than two (2) years;

(b)                                 entry into or amendment of any loan or financial facility as borrower;

(c)                                  entry into or amendment of any agreements between the Company and one of its shareholders or their Affiliates or any of the officers, directors or employees of one of its shareholders or their Affiliates;

(d)                                 appointment and remuneration of the Executive Manager who shall be responsible for the day-to-day business activities and the implementation of the decisions and resolutions of the Board of Managers;

(e)                                  approving capital expenditures (either singly or a series of related expenditures) exceeding two hundred fifty thousand Saudi Riyals (SR 250,000);

(f)                                    issuance of any guarantees or bonds;

(g)                                 transfer or other disposal of the Company’s assets in excess of two hundred fifty thousand Saudi Riyal (SR 250,000);

(h)                                 the remuneration of the Chairman of the Board; and

(i)                                     creating or granting any encumbrance against the property of the Company if the indebtedness secured by such encumbrance exceeds two hundred fifty thousand Saudi Riyals (SR 250,000).

9.3                                 The resolutions of the Board of Managers shall be laid down in writing in the Arabic and English languages. Meetings of the Board of Managers shall be conducted in the English language.

9.4                                 All members of the Board of Managers shall have the right to examine or have examined all financial, technical and commercial matters of the Company.

9.5                                 The Parties agree that the initial chairman of the Board of Managers of the Company will be Mr. Ghassan Alamdar, to serve in such capacity pursuant to the terms of the Articles of Association. The Parties agree that the Chairman of the Board of Managers shall be entitled to remuneration for his service as the Chairman of the Board in an amount that would be determined by the Board.

10.  Accounting System, Books and Budgets

10.1                           The Company shall keep and maintain a clear accounting and cost accounting system allowing efficient control and allocation of all costs involved, and shall regularly report in English to the Parties in accordance with a system acceptable to the Board of Managers, based on generally accepted accounting practices applied in Saudi Arabia, and in the absence of a Saudi Arabian accounting practice with respect to the particular matter under consideration, generally accepted accounting practices applied in the United States of America.

10.2                           Cash flow projections will be prepared quarterly and will include one (1) calendar month forward projections and will be sent to SUREBEAM via courier mail. Quarterly and annual statements of account are to be made in English and Arabic.

10.3                           SUREBEAM will make periodic visits to the Company to perform internal quality control audits. Accordingly, SUREBEAM personnel will be granted full access to plant facilities and personnel.

10.4                           The accounting books prepared by the Company shall be in conformity with Article 10.1 above, and shall be recorded in the English and Arabic languages. The books are to be prepared on the basis of the Gregorian calendar and the fiscal year of the Company will coincide with SUREBEAM’s fiscal year. Each Shareholder is entitled to inspect and conduct an audit of the books of the Company at its own expense to verify the other Parties’ compliance with this Agreement and/or the Company’s compliance with the License Agreement, the Technical Services Agreement or any other related agreements, either:

(a)                                  through an agent acceptable to the other Shareholders; or

(b)                                 through any Approved Accounting Firm;

provided that it gives the Chairman of the Board of Managers thirty (30) days prior notice in writing and provided further that no shareholder shall be entitled to inspect and conduct an audit of the books of the Company more than once every calendar quarter.

10.5                           Annual Budgets

Prior to the Company’s formation, the Shareholders shall jointly prepare a budget for the Company’s day to day operations (an “Annual Budget”) during the Company’s first fiscal year as well as a five-year business plan. Thereafter, the Executive Manager of the Company shall, at least sixty (60) days prior to the conclusion of each fiscal year, prepare and submit an Annual Budget for the next fiscal year to the Board of Managers of the Company for their review and approval, with a copy to each Shareholder.

Without otherwise limiting the ultimate content of any Annual Budget, the Shareholders agree that each Annual Budget shall contain:

(a)                                  the estimated cash disbursements which the Company will be required to incur for capital expenditures during each month for the period covered by the Annual Budget and details of the items in respect of which the disbursements will be made;

(b)                                 the estimated cash disbursements which the Company will be required to incur for its day to day operations during each month for the period covered by Annual Budget and details of the items in respect of which the disbursements will be made;

(c)                                  the extent to which such disbursements will be satisfied by cash on hand or income to be received;

(d)                                 the extent, if any, to which additional financing will be required and the proposed source for such financing;

(e)                                  if it is expected that Shareholders’ loan may be required, details of the amounts which may be required during the period covered by Annual Budget and the anticipated date or dates in each month of that period in which payments from the Shareholders would be required; and

(f)                                    such other information as the Board of Managers or any Shareholder may reasonably request.

The Company shall not, unless specifically so authorized by a resolution of the Board of Managers or the Shareholders, (i) exceed the budget cost for items or (ii) incur any expenditures pertaining to an item not included in an Annual Budget.

10.6                           Processing Facilities Budget

Prior to the Company undertaking the development of any Processing Facility, the Board of Managers or the Shareholders shall approve a budget for the development of such Processing Facility (a “Processing Facility Budget”). At the end of the fiscal year in which a Processing Facility Budget is approved, and at the end of each subsequent fiscal year, the Board of Managers shall instruct the Executive Manager either (a) to prepare and submit to the Board of Managers for their review and approval, with a copy to each Shareholder, an updated Processing Facility Budget for the relevant Processing Facility or (b) not to maintain a separate Processing Facility Budget for such Processing Facility, in which case expenditures relating to the Processing Facility during the next fiscal year will be governed only by the Annual Budget for that year. In all cases, the Annual Budget for a given fiscal year will reflect all anticipated expenditures on Processing Facilities during such year.

Without otherwise limiting the ultimate content of any Processing Facility Budget, the Shareholders agree that each Processing Facility Budget shall contain:

(a)                                  the estimated cash disbursements which the Company will required to incur for capital expenditures during each month for the period covered by the Processing Facility Budget and details of the items in respect of which the disbursements will be made;

(b)                                 the estimated cash disbursements which the Company will be required to incur for its day to day operations per month for the period covered by the Processing Facility Budget, and explicit itemized details in respect of which such anticipated disbursements will be made;

(c)                                  the extent to which such disbursements will be satisfied by cash on hand or income to be received;

(d)                                 the extent, if any, to which additional financial will be required and the proposed source for such financing;

(e)                                  if it is expected that Shareholders’ loans may be required, details of the amounts which may be required during the period covered by the Processing Facility Budget and the anticipated date or dates in each month of that period in which payments from the Shareholders would be required; and

(f)                                    such other information as the Board of Managers or any Shareholders may reasonably request.

The Company shall not, unless specifically so authorized by a resolution of the Board of Managers or the Shareholders, (i) exceed the budgeted costs for any items in the applicable Processing Facility Budget (if any) or (ii) incur any expenditure pertaining to an item not in the applicable Processing Facility Budget (if any).

11.  Transfer of Technology

11.1                           Pursuant to the License Agreement to be entered into between SUREBEAM and the Company, SUREBEAM shall grant to the Company a non-exclusive license for certain SureBeam intellectual property and technologies, including certain patent rights, under such terms and conditions as set forth in the License Agreement. Without prejudice to section 6 above, nothing in this Agreement or the License Agreement shall restrict SUREBEAM or any other third party from operating product irradiation services not involving food, animal hides or flowers within the Territory or from selling Equipment for such purposes.

11.2                           The Company shall pay SUREBEAM an annual License Fee as more fully set forth in the License Agreement.

11.3                           As more fully set forth in the License Agreement, SUREBEAM shall solely own and have exclusive worldwide right, title and interest in and to designs, know-how, inventions, technical data, ideas, uses, engineering processes and methods related to or arising from the technology being licensed pursuant to the License Agreement, the Equipment, any documentation related thereto, and to all modifications, enhancements and derivative works thereof, and to all Intellectual Property Rights related thereto (collectively “SUREBEAM Materials”). In the event, through operation of local law or other law or administrative practice, that Company and/or RESAL and/or any Party obtain any proprietary or intellectual property rights regarding any of the SUREBEAM Materials, then as additional consideration for the favorable terms of this Agreement, the Company and/or RESAL and/or any Party, as the case may be, hereby assigns and conveys or shall immediately assign and convey to SUREBEAM all right, title and interest in and to the SUREBEAM Materials, and to all modifications, enhancements and derivative works thereof, and to all Intellectual Property Rights related thereto. Neither RESAL nor the Company nor any Party shall challenge, contest or otherwise impair SUREBEAM’s ownership of the SUREBEAM Materials or the validity or enforceability of SUREBEAM’s Intellectual Property Rights related thereto. Nothing in this Agreement or in the License Agreement will be deemed to grant, by implication, estoppel, or otherwise, a license to any of the foregoing under any of SUREBEAM’s existing or future Intellectual Property Rights, except as explicitly set forth in the License Agreement.

12.  Systems and Contracts

12.1                           Systems

(a)                                  Upon the issuance of the Company’s Commercial Registration, the Parties shall cause the Company to enter into a payment agreement with SUREBEAM under such terms and conditions as SUREBEAM and the Company may agree (“Payment Agreement”).

(b)                                 The Parties understand and agree that, subject to the execution of the Payment Agreement, RESAL’s purchase order dated June 6, 2001, as amended, (“Purchase Order”) that was issued from RESAL to SUREBEAM for the purchase of e-beam and x-ray systems for a total of fifty million United States Dollars ($50,000,000.00 USD) shall be transferred to the Company in accordance with the following:

(i)                                     At such time as the Company has received sufficient funds from investors, the Saudi Industrial Development Fund, commercial banks and/or other individual lenders to finance the first Processing Facility, part of RESAL’s obligations under the Purchase Order in an amount equivalent to the Company’s obligation under the Payment Agreement in relation to the first Processing Facility shall be assigned to the Company; and

(ii)                                  At such time as the Company has received adequate funding to finance the second Processing Facility, RESAL’s obligations under the Purchase Order shall be assigned to the Company.

(c)                                  The Payment Agreement shall set forth the terms of the Company’s payment for the Equipment under the Purchase Order. The Parties shall cause the Company to comply with all terms of the Payment Agreement. Notwithstanding anything to the contrary in this Agreement or in any other document, SUREBEAM shall not have the obligation to ship or deliver any system to the Company prior to the payment for such system to SUREBEAM as required in the Payment Agreement.

12.2                           Contracts

(a)                                  The Parties agree that all Processing Facilities contracts shall be negotiated in good faith, on an arm’s length basis and shall contain competitive and fair market rate conditions and customary terms as would be expected for processing facilities such as the Processing Facilities.

(b)                                 Subject to the provisions of this Article 12.2, the Parties agree that RESAL or any of its Affiliates, should be engaged as the construction contractor to each Processing Facility established by the Company pursuant to this Agreement in respect of the main construction work for the designated Processing Facility in the Kingdom and, if possible, in the Territory. The Parties agree to cause the Company to engage RESAL as construction contractor to build the Processing Facilities, as RESAL has the required knowledge to construct such building structures.

(c)                                  All engagements without competitive bidding must proceed on an “open book” basis incorporating a fully transparent process sufficient to satisfy the Parties and all third party financiers that the terms and conditions of the construction contract are as favorable as would be the case were the contract to have been awarded after a competitive tender process.

13.  Territory Expansion/Opportunities within Territory

13.1                           The Parties further acknowledge that they intend to develop and implement Processing Facilities in other countries in the Territory (each a “New Project”). Prior to establishing and implementing a New Project, the Parties shall cause the Company to budget sufficient funds to research and study the market of the country in the Territory. The Company shall evaluate and undertake the necessary activities to ascertain the commercial and financial feasibility of the New Project. Such activities shall include a legal and structural analysis, financial analysis, the development of proposed tariff structures, a preliminary program information package for financial institutions and all such other tasks required by the Parties to allow the Parties to make a determination about the commercial and financial feasibility of the New Project and whether to proceed with the implementation of the New Project in question. If the decision is to proceed, the Parties and all the Company shall work together to perform all other tasks necessary to establish the Processing Facility and secure the additional financing necessary thereto.

13.2                           SUREBEAM shall not itself undertake, and shall not subscribe equity in any person who undertakes, the construction and operation of a New Project or other Processing Facility within the Territory without the prior written consent of RESAL.

13.3                           SUREBEAM grants the Company, during the five (5) year period following the issuance of the Company’s commercial registration, a right of first negotiation to negotiate and enter into an agreement to exclusively conduct the Business in the Expansion Countries. SUREBEAM shall notify the Company of any third party offers to conduct the Business or of SUREBEAM’s intent to conduct the Business in any of the Expansion Countries (“SUREBEAM Notice”). The Company must exercise its option by providing SUREBEAM, within the ten (10) day period immediately following the date of the SUREBEAM Notice, written notice of its desire to negotiate a mutually acceptable agreement with regard to conducting the Business in the specific Expansion Countries listed in the SUREBEAM Notice.  In the event a mutually acceptable agreement is not executed within sixty (60) days following the date of the Company’s notice, SUREBEAM is free to offer and license any other third party or is free itself to conduct the Business in the specific Expansion Countries listed in the SUREBEAM Notice and the right of first negotiation set forth in this Article 13.3 shall expire and have no further effect with respect to the general subject matter contained in the SUREBEAM Notice and applicable Expansion Countries.  Nothing in this Agreement shall require SUREBEAM or the Company to invest in a country or expand in the Expansion Countries if it would cause SUREBEAM or the Company to be in violation of EAR or CCL.  Should the construction or operation of a Processing Facility in any of the Expansion Countries violate any United States laws or regulations, including but not limited to the EAR and CCL, then (a) to the extent that the Processing Facility has not been built, Company shall abandon all plans to construct such a facility and shall cease to conduct any business in such Expansion Country that would violate any United States laws or regulations, and (b) Should a Processing Facility have already been built in the applicable Expansion Country, then Company shall terminate operations at such Processing Facility and shall cease to conduct any business in such Expansion Country that would violate any United States laws or regulations.

14.  Compliance with Laws / Parties Covenants / Warranties and Representations Indemnification

14.1                           SUREBEAM warrants that it is a duly existing corporation formed and in good standing under the laws of the State of Delaware, United States of America and that no government official has any interest in SUREBEAM or in its interest herein and that all corporate and other actions required to authorize the execution and performance of this Agreement have been taken.

14.2                           RESAL warrants that it is a validly existing sole proprietorship duly organized under the laws of the Kingdom of Saudi Arabia and that no governmental official has any interest in RESAL or in its interest herein, and that all corporate and other actions required to authorize the execution and performance of this Agreement have been taken.

14.3                           Each of the Parties covenants that each of the representations and warranties above shall remain true throughout the term of this Agreement.

14.4                           Under no circumstances will RESAL take any action or cause the Company to take any action if SUREBEAM advises RESAL that the taking of such action would cause SUREBEAM or any person or company affiliated or associated with SUREBEAM to be deemed in violation of any United States laws or regulations.

14.5                           Each Party hereto represents and warrants that it has not and undertakes and agrees that it shall not, and shall not permit the Company, directly or indirectly, to offer, pay, promise to pay or authorize the payment or giving of any money, or anything of value (i) to any official of any government or any instrumentality thereof, or (ii) to any person, while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official of any government or any instrumentality thereof, for the purposes of:

(a)                                  influencing any act or decision of such official in his official capacity, including a decision to fail to perform his official functions; or

(b)                                 including such official to use his influence with any government or any instrumentality thereof to affect or influence any act or decision of such government or instrumentality, in order to obtain or retain business for or with, or direct business to, any person.

14.6                           Under no circumstance may any Party sign any document, perform any act or make any commitment, undertaking, warranty or representation on behalf of any other Party without the express written consent of such other Party. No Party may sign any document, perform any act or make any other commitment, understanding, warranty or representation on behalf of the Company without the express prior written consent of the Company pursuant to a duly adopted resolution of the Board of Managers or the shareholders in accordance with the Articles of Association.

14.7                           Each Party warrants that its execution of this Agreement and the exercise of its rights and performance of its obligations under this Agreement do not constitute and will not result in any breach of any agreement or, to the best of its knowledge, any law to which it is subject.  For purposes of this Article 14.7, RESAL shall be deemed to be subject to Saudi law and SUREBEAM to U.S. law.

14.8                           Each Party (as an “Indemnifying Party”) shall indemnify, defend (by counsel reasonably approved by the Indemnified Party) and hold harmless each other Party (the “Indemnified Party” for purposes of this Article 14.8) and its respective officers, directors, shareholders, agents, employees and other representatives (each a “Party Indemnitee”) against all damages, claims, liabilities, losses and other expenses, including without limitation reasonable attroneys’ fees and costs, whether or not a lawsuit or other proceeding is filed, that arise out of the Indemnifying Party’s breach of this Agreement or breach of any representations, warranties, undertaking or other legal obligations applicable to the Indemnifying Party hereunder. In the event the Indemnifying Party fails to promptly indemnify and defend such claims and/or pay the Indemnified Party’s or a Party Indemnitee’s expenses, as provided above, such Indemnified Party and Party Indemnitee shall have the right to defend itself, and in that case, the Indemnifying Party shall reimburse such Indemnified Party and Party Indemnitee for all of its reasonable attroneys’ fees, costs and damages incurred in settling or defending such claims within thirty (30) days of each of such Indemnified Party and Party Indemnitee’s written requests.

14.9                           The Parties shall cause the Company to indemnify, defend (by counsel reasonably approved by the Indemnified Party) and hold harmless each Party (each an “Indemnified Party” for purposes of this Article 14.9) and each of their respective officers, directors, shareholders, agents, employees and other representatives (each a “Party Indemnitee”) against all damages, claims, liabilities, losses and other expenses, including without limitation reasonable attroneys’ fees and costs, whether or not a lawsuit or other proceeding is filed, that arise out of the Company’s breach of this Agreement or breach of any representations, warranties or undertaking applicable to the Company hereunder.  In the event the Company fails to promptly indemnify and defend such claims and/or pay the Indemnified Party’s or a Party Indemnitee’s expenses, as provided above, such Indemnified Party and Party Indemnitee shall have the right to defend itself, and in that case, the Company shall reimburse such Indemnified Party and Party Indeminitee for all of its reasonable attroneys’ fees, costs and damages incurred in settling or defending such claims within thirty (30) days of each of such Indemnified Party and Party Indemnitee’s written requests.

14.10                     The Board of Managers shall cause the Company to maintain, at the Company’s sole cost and expense, adequate insurance coverage for comprehensive general liability and for property as the Board of Managers may determine from time to time.  Said insurance shall be maintained with a reputable insurance carrier and in such amounts as may be reasonably necessary to protect the Company’s interests and in any event not less than the amounts that would be effected and maintained by an experienced and reputable company carrying out business similar to that of the Company.  Comprehensive general liability coverage shall name the Parties, their respective Affiliates, managers, and employees as additional insureds.

15.  Confidentiality and Public Announcements

15.1                           The Parties agree that during the performance of this Agreement, each Party may disclose to the other confidential information regarding its business, including financial data, marketing information, methods of doing promotions and sponsorships, research and development activities and other proprietary information which constitute trade secrets of a Party (collectively “Confidential Information”).  Confidential Information shall also include any other information in oral, written, graphic or electronic form which, given the circumstances surrounding such disclosure, would be considered confidential.  The Parties shall each (i) ensure and shall cause the Company to ensure that any Confidential Information of any other Party which it may learn in the course of negotiations for, or carrying out of this Agreement is treated by it in strict confidence, and (ii) not disclose, copy, modify, distribute or otherwise transfer the other Party’s Confidential Information, or any part thereof, to any other person or entity.  The obligations and restrictions herein shall not apply to Confidential Information that falls within any of the following exceptions, provided a receiving Party proves by credible written evidence that such information:

(a)                                  is or becomes part of the public domain through no fault of a receiving Party;

(b)                                 was known by a receiving Party prior to the disclosure by the other Party;

(c)                                  was independently developed by or for a receiving Party completely apart from the disclosures hereunder;

(d)                                 has been properly received from a third party who is not under any obligation to maintain the confidentiality of such information, and without breach of this Agreement by a receiving Party; and/or

(e)                                  is released pursuant to a court order or otherwise required by law, provided that the receiving Party immediately notifies the disclosing Party of such court order or legal requirement, and gives the disclosing Party a reasonable opportunity and cooperates with the disclosing Party to contest, limit or condition the scope of such required disclosure.

If a receiving Party wises to rely on the exceptions contained in subparagraphs (b), (c) or (d) above, then the receiving Party must demonstrate to the disclosing Party the facts underlying why the exception applies within ninety (90) days of receipt of the Confidential Information from the disclosing Party.

15.2                           The Parties have the right to disclose the others’ Confidential Information to their respective employees who have a specific need to know to perform the obligations hereunder, but such Parties shall be responsible for all of their respective employee’s actions.  Except as provided above, each Party shall use the other’s Confidential Information only to properly fulfill their obligations hereunder, and not for any other purpose.  Upon a Party’s request, the other Party shall return to the requesting Party the originals and all copies of the requesting Party’s Confidential Information within thirty (30) days of such request.  Each Party shall impose on its directors and employees a corresponding obligation.

15.3                           Each Party shall notify each other Party of its intent to issue any press release or other public announcement with respect to the Company and its activities and, except as required by any competent legal or regulatory authority or any internationally recognized stock exchange, not issue any such release or announcement without the prior consent of the other Parties, which consent may not be unreasonably withheld.  Such consent shall not, however, be required in order for a Party to include a reference to its ownership interest in the Company in its annual reports and similar publications.

15.4                           The Parties’ obligations under this Article 15 shall survive any termination of this Agreement.

16.  Valuations

16.1                           Where a provision of this Agreement calls for a determination of the “fair market value” of a Party’s shareholding, the Parties shall make a good faith effort to make such determination applying internationally accepted valuation methods, treating the Company as a going-concern.

16.2                           If the Parties are unable to agree the fair market value of shares within thirty (30) days of one Party requesting another to do so, any Party may refer the matter to any Approved Accounting Firm, such Approved Accounting Firm (or its affiliated firm) not being the Company’s auditor or the Party’s principal auditors and, relying upon the principles set forth in Article 16.1 above, request that firm to determine the fair market value, based upon specially audited accounts prepared as of the last day of the month preceding the request for a determination. The relevant firm shall, at the request of either Party, be entitled to take any independent third party outside offer received by such Party in respect of part or all of its shareholding in the Company into account in making such determination.  The Parties will require the accounting firm to present its determination to them within thirty (30) days and such determination shall be binding upon them.

17.  Validity and Termination

17.1                           This Agreement shall remain in full force and effect with respect to each Party until such time as this Agreement is terminated pursuant to this Article 17 or that Party ceases to have an interest in the Company or the Company is dissolved and liquidated, whichever occurs first.  Unless otherwise herein expressly provided, no Party that has transferred its shares in accordance with the provisions of this Agreement shall be bound by its terms and conditions after the date of such transfer.

17.2                           If any of the following events or matters has not occurred or has not been completed within the period ending twelve (12) months after the date of this Agreement, this Agreement may be terminated by any Party upon written notice to the other Parties:

(a)                                  the granting of an investment license by the Saudi Arabian General Investment Authority in form and substance acceptable to the Parties licensing the establishment of the Company, and

(b)                                 the issuance of the Company’s commercial registration number.

17.3                           If (i) a Party suffers an event of default as defined in Article 17.4 or (ii) a Party is in material default of an obligation hereunder and if such defaulting Party does not remedy such default within a period of ninety (90) days after receiving written notification of such default from any Party which is not in default (a “Non-Defaulting Party”), (in each case the party suffering an event of default or in material default of an obligation hereunder is a “Defaulting Party”), the following shall apply:

(a)                                  Provided that all Non-Defaulting Parties unanimously agree among themselves on the option to be exercised:

(i)                                     the Non-Defaulting Party(ies) may purchase all or any portion of the shares in the Company then held by the Defaulting Party at [...***...] percent of [...***...] determined pursuant to Article 17.6, provided that if more than one Non-Defaulting Party wishes to purchase the Defaulting Party’s shares, each such purchasing Party shall be entitled to purchase that percentage of the Defaulting Party’s shareholding which is equal to the percentage that that purchasing Party’s shareholding comprises of the total shareholdings of all purchasing Parties, or

(ii)                                  the Non-Defaulting Party(ies) may require that the Defaulting Party sign whatever resolutions and documents and take whatever action may be necessary to promptly liquidate the Company, including, without limitation, voting in favor of liquidation at a general meeting of the shareholders.

(b)                                 Should the Non-Defaulting Parties not unanimously agree to exercise one of the remedies set forth in Section 17.3(a) above, any Non-Defaulting Parties that still desires to exercise option (a) above shall be entitled to purchase all or any portion of the shares in the Company then held by the Defaulting Party, to be divided pro-rata equal to the percentage that that purchasing Party’s shareholding comprises of the total shareholders of all purchasing Parties, at [...***...] percent [...***...] of the [...***...] determined pursuant to Article 17.6, provided that in the aggregate all shares in the Company then held by the Defaulting Party are purchased by the Non-Defaulting Parties and the Defaulting Party is no longer a shareholder in the Company following consummation of such purchase.

(c)                                  Should the Non-Defaulting Parties not unanimously agree to exercise one of the remedies set forth in Section 17.3 (a) above and should none of the Non-Defaulting Parties exercise the remedy available in Section 17.3(b) above, then the Non-Defaulting Parties may, separately and individually, require the Defaulting Party to purchase or arrange for the purchase of all or any portion of the shares in the Company then held by such Non-Defaulting Party at a price equivalent to the fair market value (as determined pursuant to Article 16).

For the purposes of this Article 17.3, any Party which is Affiliated to a Defaulting Party shall be deemed to be a Defaulting Party.

The options stated above shall be exercisable by the Non-Defaulting Party(ies) upon written notice to the Defaulting Party within sixty (60) days of the expiration of the

* Confidential Treamtent Requested

aforementioned thirty (30) day cure period.  If an option is exercised, the Parties shall promptly thereafter take whatever action is necessary and sign whatever documents are necessary in order to effectuate the appropriate share transfer(s) or liquidation, as the case may be.  Nothing in this Article 17.3 shall be construed to require any Non-Defaulting Party to exercise either of the above options.

17.4                           A Party shall be deemed to have suffered an event of default if such Party files a petition seeking adjudication of bankruptcy or insolvency, or any such petition is filed against a Party by a third party and that petition is not dismissed within sixty (60) days, or if a Party hereto starts the proceedings for dissolution or liquidation, or if a receiver or trustee is appointed for a substantial portion of the business or assets of such Party.

17.5                           The rights as provided for in Article 17.3 shall be in addition to and not in substitution for any other remedies that may be available to a Non-Defaulting Party hereunder or by operation of applicable law.  The exercise of such rights shall not relieve the Defaulting Party from any obligations accrued prior to the date on which the share transfer(s) or liquidation, as the case may be, is effected, nor shall the exercise or failure to exercise such rights relieve the Defaulting Party from any liability for damages to any Non-Defaulting Party for breach of this Agreement.

17.6                           The [...***...] as stipulated in Article 17.3 above shall be [...***...] on the [...***...] of the [...***...] and shall be [...***...].

17.7                           If any Party notifies the other Parties in accordance with Article 19 of the Articles of Association that it does not wish to continue the Company, then the Company shall be dissolved and liquidated upon the expiration of its then-current term, provided, however, that if one or more Parties wish to continue the Company it or they shall be entitled to purchase or arrange for the purchase of the shares of the Party or Parties who do not wish to continue at a price equal to the value of such shares as determined pursuant to Article 16. If there is more than one purchasing Party each such Party shall be entitled to purchase a percentage of the shares of the Party(ies) who do not wish to continue that is equal to the percentage that such purchasing Party’s shareholding comprises of the total shareholdings of all purchasing Parties.

17.8                           If the Company is dissolved and liquidated for any reason this Agreement shall be terminated automatically.

18.  Pre-Operating Expenses

Prior to the formation and capitalization of the Company, the Parties shall each pay and be responsible for their own expenses incident to the transactions contemplated by this Agreement, including fees and expenses of legal counsel or other representatives or consultants.

* Confidential Treatment Requested

19.  Governing Law

19.1                           This Agreement shall be construed and interpreted in accordance with the laws of England and Wales.

19.2                           Any dispute, controversy, or claim arising out of or relating to this Agreement, or the breach, termination, or invalidity thereof, shall be settled by arbitration in accordance with the LCIA Rules then in effect (the “Rules”).  The number of arbitrators shall be three (3).  The place of arbitration shall be London, England. The language to be used in the arbitration proceedings shall be English. The arbitrator will not have the authority to award punitive, indirect, special or consequential damages. Arbitration awards are not appealable and may be enforced through any court of competent jurisdiction. The arbitrator must apply the laws of England and Wales and, with the exception of granting injunctive relief, has exclusive authority to resolve any dispute relating to the interpretations, applicability or formation of this Agreement.  Except as to obtaining injunctive relief, the parties waive all rights to adjudication in a court of law and to a venue other than London, England.  Each party shall be responsible for the payment of its own attorney’s fees, and shall bear its own costs in connection with the arbitration.

20.  Assignment

Except as provided in Article 7 or as otherwise agreed by the Parties, no Party shall have the right to assign its rights and obligations under this Agreement to any third party.

21.  Effective Date

This Agreement shall become effective upon its due execution and delivery by each of the Parties.

22.  Notices

22.1                           All notices, approvals, consents or other communications in connection with this Agreement shall be given in writing by an authorized officer of the Party providing any such notice, approval, consent of other communication shall be left at the address of the addressee which is specified below or sent by reputable international courier to the address of the addressee specified below or hand delivery to the address of the addressee which is specified below or if the addressee notifies each other Party of another address then to such other address.

For RESAL:	RESAL SAUDI CORP.
Al-Rosais Commercial Center,
Olaya Main Road, Riyadh 11482,
Kingdom of Saudi Arabia
Facsimile: 966-1-461-3304
Attn.: President

For SUREBEAM:	SUREBEAM CORPORATION
3033 Science Park Road
San Diego, CA 92121
Fax: 858-552-9973
Attn.: Sr. VP & Chief Financial Officer

22.2                           Unless a later time is specified in it, a notice, approval, consent or other communication takes effect from the time it is received.

22.3                           A couriered letter shall be deemed to have been received when delivered to the appropriate address.

23.  Further Assurances

23.1                           Each Party agrees that it shall:

(a)                                  assist the Company to carry out its activities in a way which allows the Company to function for the mutual benefit and advantage of all Parties;

(b)                                 be just and faithful to each other Party and to the Company and at all times render to each other Party and the Company  true accounts, full information and truthful explanations regarding all matters relating to the affairs of the Company;

(c)                                  in all cases treat the Company as a separate and independent profit center and make every reasonable effort to conduct affairs of the Company and its own dealings with the Company in a manner which in all cases maximizes the net profits of the Company and gives effect to this Agreement and all other joint venture documents (including without limitation any documents referred to in Article 2.9 above) and any other agreement that a Party or any of its Affiliate entered into with the Company;

(d)                                 in its capacity as a shareholder of the Company, cause its representatives at shareholders’ meetings and its appointees to the Board of Managers to exercise its voting rights in a manner which gives full force and effect to the terms and conditions of this Agreement, the Articles of Association and all other joint venture documents; and

(e)                                  not sign any document, perform any act, or make any commitment, undertaking, warranty or representation on behalf of any other Party or the Company without the express written consent of such other Party or the Company, as the case may be.

23.2                           Each Party undertakes and agrees to cause the Company to perform diligently its obligations under each of the agreements listed in Article 2.9 above.

24.  Governing Language

24.1                           This Agreement and the related Agreements are executed in English.  The English language shall be the governing language despite translation into any other language(s). No translation, if any, of this Agreement into any other language shall be of any force or effect in the interpretation of this Agreement or in a determination of the intent of each of the parties.

24.2                           The English language shall be used and be the official language for written communications (including, but not limited to, the reporting of results of operations and forecasts of same) between and among the Parties and the Company and otherwise under this Agreement.

25.  Severability

In the event that any provision of this Agreement should be or become incomplete or ineffective, such invalidity or incompleteness shall not affect the validity of the remaining provisions hereof.  In such case, the Parties shall re-negotiate in good faith a valid provision which implements the intent and purpose of the invalid provision shall be agreed upon by the parties, affords the same rights and imposes the same obligations on the Parties and has substantially the same economic effect on both the Parties and the Company.

26.  Entire Agreement; Priority

26.1                           This Agreement, together with those documents and agreements attached hereto as exhibits, appendices and schedules, constitutes the complete and exclusive statement of the terms of the contract between the parties hereto with reference to the subject matter hereof, and no statements or agreements, oral or written, made prior to or at the signing hereof shall vary or modify the written terms hereof; and no Party shall claim any modification or rescission unless it is in writing, signed by all Parties and specifically refers to this Agreement. The headings of the Articles and Articles of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.

26.2                           In the event of any conflict between this Agreement and the Articles of Association the terms of this Agreement shall prevail as between the Parties.

27.  Force Majeure

If the performance by a Party of any of its obligations referred to herein is prevented, restricted, or interfered with by reason of any event or cause whatsoever beyond the reasonable control of the Party (“Force Majeure”) so affected, such Party shall be excused from performance of such obligation to the extent of such prevention, restriction, or interference.  If any such case occurs, the affected party shall give prompt notice in writing thereof to each other Party and shall use its reasonable efforts to resume full performance under this Agreement as and when practicable.

For the purpose of this Article 27, Force Majeure shall include, but shall not be limited to acts of God, fire, flood, strike, hurricane, war, terrorism or governmental acts.

28.  No Third Party Beneficiaries

This Agreement shall not be construed as giving any person, other than the Parties hereto and their successors and permitted assignees, any legal or equitable right, remedy or claim herein contained, this Agreement and all provisions and conditions hereof being intended to be, and being, for the sole and exclusive benefit of the Parties, successors and permitted assignees and for the benefit of no other person or entity.

29.  No Waiver of Rights

The rights and remedies of the Parties to this Agreement are cumulative and not alternative.  None of the conditions or provisions of this Agreement shall be held to have been waived by any act or knowledge on the part of either Party, except by an instrument in writing signed by an authorized representative of such Party.  Neither the failure nor delay by either Party in the exercise of any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude other or further exercise thereof or of any other right or power.  No waiver by either Party of any breach hereof shall be deemed a waiver of any preceding, continuing or succeeding breach of the same or any other term hereof.

30.  Counterparts

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same documents.

IN WITNESS WHEREOF, each Party has caused this agreement to be executed by its duly authorized representative as of the date first written above.

RESAL SAUDI CORP.		SUREBEAM CORPORATION

By:	Ghassan Alamdar	By:	David Rane

Its:	President	Its:	Sr. VP & Chief Financial Officer

Signed:	/s/ Ghassan Alamdar	Signed:	/s/ David Rane